Filed pursuant to Rule 433(d)

Registration Statement No. 333-130966-01

FINAL TERM SHEET, dated June 13, 2006

$790,470,000

John Deere Owner Trust 2006

Issuing Entity

$183,500,000	Class A-1	5.36417%	Asset Backed Notes
$123,000,000	Class A-2	5.41%	Asset Backed Notes
$272,000,000	Class A-3	5.38%	Asset Backed Notes
$211,970,000	Class A-4	5.39%	Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(3)	Class A-2 Notes(3)	Class A-3 Notes(3)	Class A-4 Notes(3)
Principal Amount	$183,500,000	$123,000,000	$272,000,000	$211,970,000
Per Annum Interest Rate	5.36417%	5.41%	5.38%	5.39%
Final Scheduled Payment Date	July 13, 2007	November 17, 2008	July 15, 2010	June 17, 2013
Initial Public Offering Price	100.000000%	99.994773%	99.997672%	99.977969%
Ratings (Moody’s/S&P)	Prime-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning July 17, 2006 (subject to the business day convention)	Monthly, beginning July 17, 2006 (subject to the business day convention)	Monthly, beginning July 17, 2006 (subject to the business day convention)	Monthly, beginning July 17, 2006 (subject to the business day convention)
Weighted Average Life(1)	0.44	1.00	2.00	3.51(2)
CUSIP	477871AA5	477871AB3	477871AC1	477871AD9

(1)	Pricing speed: 15% CPR
(2)	Pricing speed: 15% CPR (with a 10% clean-up call)
(3)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.

Trade Date: June 13, 2006.

Expected Settlement Date: June 20, 2006.

Initial Note Value: $802,510,248 (discount rate: 7.45%)

Certificate Principal Amount: $12,040,248

Initial Reserve Account Deposit: $10,031,378

DeutscheBank Securities	Merrill Lynch & Co.

Banc of America Securities LLC

BNP Paribas

JPMorgan

RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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